AUCTION AGENT AGREEMENT

                                  between

              THE BLACKSTONE INSURED MUNICIPAL TERM TRUST INC.

                                    and

                           BANKERS TRUST COMPANY

                         Dated as of April 27, 1992

                                Relating to

                   Auction Rate Municipal Preferred Stock

                          (the "Preferred Shares")

                          Series M28 and Series M7

                                     of

              THE BLACKSTONE INSURED MUNICIPAL TERM TRUST INC.

===========================================================================


            THIS AUCTION AGENT AGREEMENT dated as of April 27, 1992, between THE BLACKSTONE INSURED MUNICIPAL TERM TRUST INC., a Maryland corporation (the "Company"), and BANKERS TRUST COMPANY, a New York banking corporation.

            The Company proposes to duly authorize and issue 1,300 shares of Auction Rate Municipal Preferred stock, Series M28, with a par value of $.01 per share and a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period ("Series M28 Preferred Shares"), and 1,300 shares of Auction Rate Municipal Preferred Stock, Series M7, with a par value of $.01 per share and a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period ("Series M7 Preferred Shares"), both pursuant to the Company's Articles Supplementary (as defined below). The Series M28 Preferred Shares and the Series M7 Preferred Shares are sometimes herein together referred to as the "Preferred Shares". A separate Auction (as defined below) will be conducted for each series of Preferred Shares. The Company desires that Bankers Trust Company perform certain duties as agent in connection with each Auction of Preferred Shares (the "Auction Agent") and as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Preferred Shares (the "Paying Agent") upon the terms and conditions of this Agreement, and hereby appoints Bankers Trust Company as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent" except in Sections 3 and 4 below).

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Auction Agent agree as follows:

1.    Definitions and Rules of Construction.

      1.1   Terms Defined by Reference to Articles Supplementary

            Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

      1.2   Terms Defined Herein.

            As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

                  (a) "Affiliate" shall mean any Person made known to the Auction Agent to be controlled by, in control of or under common control with, the Company, or its successors.

                  (b) "Agent Member" of any Person shall mean such Person's agent member of the Securities Depository who is identified as such in such Person's Purchaser's Letter.

                  (c) "Articles Supplementary" shall mean the Articles Supplementary of the Company, establishing the powers, preferences and rights of the Series M28 Preferred Shares and the Series M7 Preferred Shares filed on April 15, 1992 in the Office of the State Department of Assessments and Taxation of the State of Maryland.

                  (d) "Auction" shall have the meaning specified in Section 2.1 hereof.

                  (e) "Auction Procedures" shall mean the Auction
Procedures that are set forth in Paragraph 11 of the Articles
Supplementary.

                  (f) "Authorized Officer" shall mean each Senior Vice President, Vice President, Assistant Vice President, Trust Officer and Assistant Secretary and Assistant Treasurer of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Company.

                  (g) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

                  (h) "Company Officer" shall mean the Chairman, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurers each Assistant Secretary and each Assistant Treasurer of the Company and every other officer or employee of the Company designated as a "Company Officer" for purposes hereof in a notice from the Company to the Auction Agent.

                  (i) "Holder" shall be a holder of record of one or more shares of Series M28 Preferred Shares or Series M7 Preferred Shares, as the case may be, listed as such in the stock register maintained by the Paying Agent pursuant to Section 4.6.

                  (j) "Purchaser's Letter" shall mean a letter addressed to the Company, the Auction Agent and a Broker-Dealer, substantially in the form attached to the Broker-Dealer Agreement as Exhibit A.

                  (k) "Settlement Procedures" shall mean the Settlement Procedures attached to the Broker-Dealer Agreement as Exhibit B.

      1.3   Rules of Construction.

            Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

                  (a) Words importing the singular number shall include the plural number and vice versa.

                  (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

                  (d) All references herein to a particular time of day shall be to New York City time.

2.    The Auction.

      2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

                  (a) The Articles Supplementary provide that the Applicable Rate on Series M28 Preferred Shares or Series M7 Preferred Shares, as the case may be, for each Dividend Period therefor after the Initial Dividend Period shall be the rate per annum that a commercial bank, trust company, or other financial institution appointed by the Company advises results from implementation of the Auction Procedures. The Board of Directors of the Company has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the Series M28 Preferred Shares or the Series M7 Preferred Shares, as the case may be, for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction".

                  (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

      2.2 Preparation for Each Auction; Maintenance of Registry of Beneficial Owners.

                  (a) At the time of closing of the initial issuance and sale of the Preferred Shares (the "Closing"), the Company shall provide the Auction Agent with a list of initial Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. Subsequent to the Closing and pursuant to Section 2.5(b) and subject to Section 2.5(c) hereof, the Auction Agent may, from time to time, designate additional Broker Deal- ers. The Auction Agent shall keep the list of Broker Dealers current and accurate, and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchasing Preferred Shares. Not later than seven days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Auction Agent shall notify the Company in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Auction Agent shall have entered into a Broker-Dealer Agreement with such additional Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

                  (b) (i) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

                  (ii) If, after the date of this Agreement, there is any change in the prevailing rating of Preferred Shares by either of the rating agencies (or substitute or successor rating agencies) referred to in the definition of the Maximum Applicable Rate, thereby resulting in any change in the corresponding percentage for the Preferred Shares, as set forth in said definition (the "Percentage"), the Company shall notify the Auction Agent in writing of such change in the Percentage prior to 9:00 A.M. on the Auction Date for Preferred Shares next succeeding such change. The Percentage for the Preferred Shares on the date of this Agreement is 110%. The Auction Agent shall be entitled to rely on the last Percentage of which it has received notice from the Company (or, in the absence of such notice, the Percentage set forth in the preceding sentence) in determining the Maximum Applicable Rate as set forth in Section 2.2(e)(i) hereof.

                  (c) With respect to each Dividend Period that is a Special Dividend Period, on or prior to the fourth day but not more than seven days prior to an Auction Date for either series of the Preferred Shares, the Company may, at its sole option and to the extent permitted by law, by telephonic and written notice (a "Request for Special Dividend Period") to the Auction Agent and to each Broker-Dealers request that the next succeeding Dividend Period for such series of Preferred Shares will be a number of days (other than 28 in the case of the Series M28 Preferred Shares or 7 in the case of the Series M7 Preferred Shares) evenly divisible by 7 and specified in such notice, provided that for any Auction occurring after the initial Auction, the Company may not give a Request for Special Dividend Period (and any such request shall be null and void) unless sufficient Clearing Bids were made in the last occurring Auction and unless full cumulative dividends, any amounts due with respect to mandatory redemptions and any Additional Dividends payable prior to such date have been paid in full. Such Request for Special Dividend Period, in the case of a Dividend period of 182 days or less, shall be made on or prior to the 4th day but not more than 7 days prior to an Auction Date for such series of Preferred Shares and, in the case of a Dividend Period of more than 182 days, shall be given on or prior to the 14th day but not more than 28 days prior to an Auction Date for such series of Preferred Shares. Upon receiving such Request for Special Dividend Period, the Broker-Dealer(s) shall jointly determine whether given the factors set forth in paragraph 2(c)(iii) of the Articles Supplementary it is advisable that the Company issue a Notice of Special Dividend Period for the particular series of Preferred Shares as contemplated by such Request for Special Dividend Period and shall give the Company and the Auction Agent written notice (a "Response") of such determination by no later than the third day prior to such Auction Date. If the Broker-Dealer(s) shall not give the Company and the Auction Agent a Response by such third day or if the Response states that given the factors referred to above it is not advisable that the Company give a Notice of Special Dividend Period (as defined below) for the particular series of Preferred Shares, the Company may not give a Notice of Special Dividend Period in respect of such Request for Special Dividend Period. In the event the Response indicates that it is advisable that the Company give a Notice of Special Dividend Period for the particular series of Preferred Shares, the Company will by no later than the second day prior to such Auction Date give a notice (a "Notice of Special Dividend Period") to the Auction Agent, the Securities Depository and each Broker-Dealer, which notice will specify the dura- tion of the Special Dividend Period, the Maximum Applicable Rate therefor and Specific Redemption Provisions, if any. The Company shall not give a Notice of Special Dividend period or convert to a Special Dividend Period, or, if such Notice of Special Dividend Period shall have already been given, shall give telephonic and written notice of revocation (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and the Securities Depository on or prior to the Business Day prior to the relevant Auction Date if (i) it has not obtained the advice in writing of Moody's and S&P or any Substitute Rating Agency that the proposed Special Dividend Period will not adversely affect their then-current rating on the Preferred Shares, (ii) either the 1940 Act Preferred Shares Coverage is not satisfied or the Company shall fail to maintain S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount in each case on each of the two Valuation Dates immediately preceding the Business Day prior to the relevant Auction Date on an actual basis and on a pro forma basis giving effect to the proposed Special Dividend Period (using as a pro forma dividend rate with respect to such Special Dividend Period the dividend rate which the Broker-Dealers shall advise the Company is an approximately equal rate for securities similar to the Preferred Shares with an equal dividend period), (iii) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date have not been irrevocably deposited with the Auction Agent by the close of business on the third Business Day preceding the related Auction Date or (iv) the Broker-Dealer(s) jointly advise the Company that after consideration of the factors referred to above they have concluded that it is advisable to give a Notice of Revocation. If the Company is prohibited from giving a Notice of Special Dividend Period as a result of the factors enumerated in clause (i), (ii),
(iii) or (iv) of the preceding sentence or if the Company gives a Notice of Revocation with respect to a Notice of Special Dividend Period, the next succeeding Dividend Period will be a 28-day Dividend Period in the case of the Series M28 Preferred Shares and a 7-day Dividend Period in the case of the Series M7 Preferred Shares, provided that if the then-current Dividend Period in the case of the Series M28 Preferred Shares is a Special Dividend Period of less than 28 days, the next succeeding Dividend Period will be the same length as the current Dividend Period. In addition, in the event suf- ficient Clearing Bids are not made in any Auction or an Auction is not held for any reason, the next succeeding Dividend period will be a 28-day Dividend Period (in the case of Series M28 Preferred Shares) or a 7-day Dividend Period (in the case of Series M7 Preferred Shares) and the Company may not again give a Notice of Special Dividend period (and any such attempted notice shall be null and void) until sufficient Clearing Bids have been made in an Auction with respect to a 28-day Dividend Period (in the case of Series M28 Preferred Shares or a 7-day Dividend period (in the case of Series M7 Preferred Shares).

                  (d)(i) Whenever the Company intends to include any net capital gains or other taxable income in any dividend on Preferred Shares, the Company will notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. Whenever the Auction Agent receives such notice from the Company, it will in turn notify each Broker Dealer, who, on or prior to such Auction Date, in accordance with its Broker-Dealer Agreement, will notify its Existing Holders and Potential Holders believed to be interested in submitting an Order in the Auction to be held on such Auction Date.

                  (ii) If the Company makes a Retroactive Taxable Allocation, the Company will, within 90 days (and generally within 60 days) after the end of its fiscal year for which a Retroactive Taxable Allocation is made provide notice thereof to the Auction Agent and to each holder of Preferred Shares (initially the Securities Depository) during such fiscal year at such holder's address as the same appears or last appeared on the stock books of the Company. The Company will, within 30 days after such notice is given to the Auction Agent, pay to the Auction Agent (who will then distribute to such holders of Preferred Shares), a cash amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

                  (e)(i) On each Auction Date, the Auction Agent shall determine the Maximum Applicable Rate from the higher of the 30-day "AA" Composite Commercial Paper Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate (except in the case of a Special
Dividend Period in which case the Maximum Applicable Rate shall be determined from the higher of the Special Dividend period Reference Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate. If any such rate on which the Maximum Applicable Rate is to be based is not quoted on an interest basis but is quoted on a discount basis, the Auction Agent shall convert the quoted rate to an Interest Equivalent, as set forth in Paragraph 1 of the Articles Supplementary; or, if the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Company as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date for each series of Preferred Shares, the Auction Agent shall notify the Company and the Broker-Dealers of the applicable rate so determined and the Maximum Applicable Rate.

                  (ii) If the rate on which the Maximum Applicable Rate is to be based is the 30-day "AA" Composite Commercial Paper Rate and such rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of the 30-day "AA" Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Company so that the Company can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Company shall promptly advise the Auction Agent of any such selection. If the Company does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

                  (f) (i) The Auction Agent shall maintain by series a current registry of the beneficial owners of the shares of both series of Preferred Shares who shall constitute the Existing Holders for purposes of each Auction. The Company shall use its best efforts to provide or cause to be provided to the Auction Agent within ten days following the date of Closing a list of the initial Existing Holders of Series M28 Preferred Shares and Series M7 Preferred Shares and the respective Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may rely upon as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any Preferred Shares to another Person.

                  (ii) In the event of any partial redemption of any Series M28 Preferred Shares or Series M7 Preferred Shares, as the case may be, upon notice by the Company to the Auction Agent of such partial redemption, the Auction Agent shall promptly request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of Preferred Shares) from the accounts of which Preferred Shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption and, at least two Business Days prior to the next Auction with respect to Preferred Shares of the series being partially redeemed, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose Preferred Shares are to be redeemed) the number of Preferred Shares of such series of Preferred Shares of each such Existing Holder, if any, to be redeemed by the Company; provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. If necessary to procure such information, the Auction Agent shall deliver to each Agent Member a facsimile copy of the Purchaser's Letter of each Existing Holder represented by such Agent Member, which authorizes and instructs such Agent Member to release such information to the Auction Agent. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as the beneficial owner of the number of Series M28 Preferred Shares or Series M7 Preferred Shares shown in the Auction Agent's registry of beneficial owners.

                  (iii) The Auction Agent shall register a transfer of the beneficial ownership of Series M28 Preferred Shares or Series M7 Preferred Shares from an Existing Holder to another Person only if such transfer is made to a Person that has delivered a signed Purchaser's Letter to the Auction Agent and only if (A) such transfer is pursuant to an Auction or
(B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified in writing in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by such Existing Holder, the Agent Member of such Existing Holder, or the Broker-Dealer of such Existing Holder of such transfer. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date. The Auction Agent shall rescind a transfer made on the registry of the beneficial owners of any Preferred Shares if the Auction Agent has been notified in writing in a notice substantially in the form of Exhibit E to the Broker-Dealer Agreement by the Agent Member or the Broker-Dealer of any Person that (i) purchased any Preferred Shares and the seller failed to deliver such shares or (ii) sold any Preferred Shares and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

                  (g) The Auction Agent may request that the Broker-Dealers, as set forth in Section 3.2(c) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Holders of shares of either series of Preferred Shares. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Company provided that the Auction Agent reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would be unlawful.

      2.3   Auction Schedule.

            The Auction Agent shall conduct Auctions for both series of Preferred Shares in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Company, which consent shall not be unreasonably withheld. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

   Time                                         Event

By 9:30 A.M.                    Auction Agent advises the Company and the
                                Broker-Dealers of the Maximum Applicable
                                Rate as determined from the higher of the 30-day "AA" Composite Commercial Paper
                                Rate and the Taxable Equivalent of the
                                Short-Term Municipal Bond Rate (except in the case of a Special Dividend Period in which case the Maximum Applicable Rate shall be the higher of the Special
                                Dividend Period Reference Rate and the
                                Taxable Equivalent of the Short-Term
                                Municipal Bond Rate) as set forth in
                                Section 2.2(e)(i) hereof.

9:30 A.M. - 1:00 P.M.           Auction Agent assembles information
                                communicated to it by Broker-Dealers as
                                provided in Paragraph 11(c)(i) of the
                                Articles Supplementary. Submission
                                deadline is 1:00 P.M.

Not earlier than 1:00 P.M.      Auction Agent makes determination pursuant to
                                Paragraph 11(d)(i) of the Articles
                                Supplementary.

By approximately 3:00 P.M.      Auction Agent advises Company of results of
                                Auction as provided in paragraph
                                11(d)(ii) of the Articles
                                Supplementary.

                                Submitted Bids and Submitted Sell
                                Orders are accepted and rejected in
                                whole or in part and shares of
                                Preferred Shares allocated as
                                provided in paragraph 11(e) of the
                                Articles Supplementary.

                                Auction Agent gives notice of
                                Auction results as set forth in
                                Section 2.4 hereof.

      2.4   Notice of Auction Results.

            On each Auction Date, the Auction Agent shall notify
Broker-Dealers of the results of the Auction held on such date by telephone or through the Auction Agent's Auction Processing System as set forth in Paragraph (a) of the Settlement Procedures.

      2.5   Broker-Dealers.

                  (a) Not later than 12:00 noon on each Auction Date for both series of Preferred Shares, the Company shall pay to the Auction Agent in New York Clearing House or similar next-day funds an amount in cash equal to, (i) in the case of any Auction Date immediately preceding any Dividend Period of 364 days or less, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 365, times (B) 1/4 of 1%, times (C) $50,000, times (D) the sum of the aggregate number of Outstanding shares of such series of Preferred Shares for which the Auction is conducted and (ii) in the case of any Auction Date immediately preceding any Dividend Period of more than 364 days, the amount determined by mutual consent of the Company and the Broker-Dealer or Broker-Dealers pursuant to
Section 3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such monies as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Company any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

                  (b) Subject to Section 2.5(c) hereof, the Auction Agent is hereby authorized by the Company to designate at any time or from time to time any Person to act as a Broker-Dealer without the prior written approval of the Company. The Auction Agent may designate an Affiliate of the Company or of itself to act as a Broker-Dealer subject to Section 2.5(c) hereof.

                  (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Company.

                  (d) Notwithstanding Section 2.5(b) hereof, no person may act as a Broker-Dealer unless such person shall have entered into a Broker-Dealer Agreement with the Auction Agent.

                  (e) The Auction Agent shall maintain a list of Broker-Dealers.

      2.6 Ownership of Series M28 Preferred Shares and Series M7 Preferred Shares and Submission of Bids by Company and Affiliates.

            Neither the Company nor any Affiliate of the Company may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Company that is a Broker-Dealer may submit a Sell Order or Bid on behalf of an Existing Holder or Potential Holder. The Company shall notify the Auction Agent if the Company or, to the best of the Company's knowledge, any Affiliate of the Company becomes an Existing Holder of any Preferred Shares. Any Preferred Shares redeemed, purchased or otherwise acquired (i) by the Company shall not be reissued or (ii) by its Affiliates shall not be transferred (other than to the Company). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

      2.7   Access to and Maintenance of Auction Records.

            The Auction Agent shall afford to the Company, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant, or counsel shall furnish the Auction Agent with a letter from the Company requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (unless requested by the Company to maintain such records for such longer period not in excess of four years, then for such longer period), and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Company agrees to keep any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction confidential and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer.

3.    The Auction Agent as Paying Agent.

      3.1   Paying Agent.

            The Board of Directors of the Company has adopted a resolution appointing Bankers Trust Company as transfer agent, registrar, dividend disbursing agent and redemption agent for the Company in connection with any Preferred Shares (the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Articles Supplementary which are specified herein as Paying Agent with respect to the Preferred Shares and as set forth in this Section 3.

      3.2   The Company's Notices to Paying Agent.

            Whenever any Preferred Shares are to be redeemed, the Company shall promptly deliver to the Paying Agent the Notice of Redemption, which will be mailed by the Company to each Holder, at least five days prior to the date such Notice of Redemption is required to be mailed by the Articles Supplementary. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such notice.

      3.3 Company to Provide Funds for Dividends and Redemptions and Additional Dividends

                  (a) Not later than noon, on the Business Day immediately preceding each Dividend Payment Date, the Company shall deposit with the Paying Agent an aggregate amount of New York Clearing House or similar next-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date and shall give the paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

                  (b) If the Company shall give the Notice of Redemption then, by noon of the Business Day immediately preceding the date fixed for redemption, the Company shall deposit in trust with the Paying Agent an aggregate amount of New York Clearing House or similar next day funds sufficient to redeem such Preferred Shares called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of Preferred Shares called for redemption upon surrender of the certificate or certificates therefor.

                  (c) If the Company provides notice to the Auction Agent of a Retroactive Taxable Allocation, the Company shall, within 30 days after such notice is given and by noon of the Business Day immediately preceding the date fixed for payment of an Additional Dividend, deposit in trust with the Paying Agent an aggregate amount of New York Clearing House or similar next-day funds equal to such Additional Dividend and shall give the Paying Agent irrevocable instructions and authority to pay the Additional Dividends to Holders (or former Holders) of Preferred Shares entitled thereto.

      3.4   Disbursing Dividends, Redemption Price and Additional Dividends.

            After receipt of the New York Clearing House or similar next-day funds and instructions from the Company described in Sections 3.3(a), (b) and (c) above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the Series M28 Preferred Shares or Series M7 Preferred Shares, as the case may be, (ii) on any date fixed for redemption, the redemption price of any Preferred Shares called for redemption and (iii) on the date fixed for payment of an Additional Dividend, such Additional Dividend. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Company as set forth in Paragraph 2 of the Articles Supplementary. The redemption price to be paid by the Paying Agent to the Holders of any Preferred Shares called for redemption will be determined as set forth in Paragraph 4 of the Articles Supplementary. The amount of Additional Dividends to be paid by the Paying Agent in the event of a Retroactive Taxable Allocation to Holders will be determined by the Company pursuant to paragraph 2(e) of the Articles Supplementary. The Company shall notify the Paying Agent in writing of a decision to redeem any Preferred Shares on or prior to the date specified in Section 3.2 above, and such notice by the Company to the Paying Agent shall contain the information required to be stated in the Notice of Redemption required to be mailed by the Company to such Holders. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in the Notice of Redemption.

4. The paying Agent as Transfer Agent and Registrar.

      4.l   Original Issue of Stock Certificates.

            On the Date of Original Issue, one certificate for all Series M28 Preferred Shares and one certificate for all shares of Series M7 Preferred Shares shall be issued by the Company and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

      4.2   Registration of Transfer or Exchange of Preferred Shares.

            Except as provided in this Section 4.2, the shares of both series of Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Company shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation, the shares of each series of Preferred Shares may, at the Company's request, be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificates in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evi- dence of compliance with all applicable laws relating to the collection of taxes or funds necessary for the payment of such taxes. If the certificates for Preferred Shares are not held by the Securities Depository or its nominees, payments upon transfer of shares in an Auction shall be made in same-day funds to the Auction Agent against delivery of certificates therefor.

      4.3   Removal of Legend.

            Any request for removal of a legend indicating a restriction on transfer from certificates evidencing Series M28 Preferred Shares or Series M7 Preferred Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Company officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

      4.4   Lost Stock Certificates.

            The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Company and the Paying Agent, subject at all times to provisions of law, the By-Laws of the Company governing such matters and resolutions adopted by the Company with respect to lost securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Company to the Paying Agent to issue a replacement or new certificate pursuant to this
Section 4.4 shall be deemed to be a representation and warranty by the Company to the Paying Agent that such issuance will comply with such provisions of applicable law and the By-Laws and resolutions of the Company.

      4.5   Disposition of Cancelled Certificates; Record Retention.

            The Paying Agent shall retain stock certificates which have been cancelled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years from the date of such cancellation. The Paying Agent shall afford to the Company, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of such certificates and accompanying documentation. Upon the expiration of this two-year period, the Paying Agent shall deliver to the Company the cancelled certificates and accompanying documentation. The Company shall, at its expense, retain such records for a minimum additional period of four calendar years from the date of delivery of the records to the Company and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Securities and Exchange Commission. The Company shall also undertake to furnish to the Securities and Exchange Commission, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter such records shall not be destroyed by the Company without the approval of the Paying Agent, which shall not be unreasonably withheld, but will be safely stored for possible future reference.

      4.6   Stock Register.

            The Paying Agent shall maintain the stock register, which shall contain a list of the Holders, the number of Preferred Shares held by each Holder and the address of each Holder. The Paying Agent shall record in the stock register any change of address of a Holder upon notice by such Holder. In case of any request or demand for the inspection of the stock register or any other books of the Company in the possession of the Paying Agent, the Paying Agent will notify the Company and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the stock register or other records to any person in case it is advised by its counsel that its failure to do so would
(i) be unlawful or (ii) expose it to liability, unless the Company shall have offered indemnification satisfactory to the Paying Agent.

      4.7   Return of Funds.

            Any funds deposited with the Paying Agent by the Company for any reason under this Agreement, including for the payment of dividends or the redemption of shares of any series of Preferred Shares, that remain with the paying Agent after 12 months shall be repaid to the Company upon the written request of the Company.

5.    Representations and Warranties.

                  (a) The Company represents and warrants to the Auction Agent that:

                  (i) the Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Maryland and has full power to execute and deliver this Agreement and to authorize, create and issue the Series M28 Preferred Shares and the shares of Series M7 Preferred Shares;

                  (ii) the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a closed-end, diversified management investment company;

                  (iii) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                  (iv) the forms of the certificates evidencing the Series M28 Preferred Shares and the shares of Series M7 Preferred Shares comply with all applicable laws of the State of Maryland;

                  (v) the Series M28 Preferred Shares and the shares of Series M7 Preferred Shares have been duly and validly authorized by the Company and, upon completion of the initial sale of the shares of each series of Preferred Shares and receipt of payment therefor, will be validly issued, fully paid and nonassessable;

                  (vi) the offering of the shares of Series M28 Preferred Shares and the shares of Series M7 Preferred Shares has been registered under the Securities Act of 1933, as amended, and no action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or the issuance of the shares of any such series of Preferred Shares except as required by applicable state securities or insurance laws, all of which have been taken;

                  (vii) the execution and delivery of this Agreement and the issuance and delivery of the Series M28 Preferred Shares and the Series M7 Preferred Shares do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Charter or the By-Laws of the Company, any law or regulation applicable to the Company, any order or decree of any court or public authority having jurisdiction over the Company, or any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound; and

                  (viii) no taxes are payable upon or in respect of the execution of this Agreement or the issuance of the shares of any series of Preferred Shares.

                  (b) The Auction Agent represents and warrants to the Company that the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement.

6.    The Auction Agent.

      6.1   Duties and Responsibilities.

                  (a) The Auction Agent is acting solely as agent for the Company hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

                  (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                  (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

      6.2   Rights of the Auction Agent.

                  (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Company or by a Broker-Dealer. The Auction Agent may record telephone communications with the Company or with the Broker-Dealers or both.

                  (b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                  (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

                  (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

      6.3   Auction Agent's Disclaimer.

            The Auction Agent makes no representation as to the validity or adequacy of this Agreement, the Broker-Dealer Agreements or the Preferred Shares.

      6.4   Compensation, Expenses and Indemnification.

                  (a) The Company shall pay the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and the Broker-Dealer Agreements.

                  (b) The Company shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement and advances attributable to its negligence or bad faith.

                  (c) The Company shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.

7.    Miscellaneous.

      7.1 Term of Agreement.

                  (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Company may terminate this Agreement at any time by so notifying the Auction Agent, provided that if any Preferred Shares remain outstanding the Company has entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Company on the date specified in such notice, which shall be no earlier than 60 days after the delivery of such notice. If the Auction Agent resigns while any shares of Preferred Shares remain outstanding, the Company shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

                  (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Company and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Company's representations warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.4 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Company's request, promptly deliver to the Company copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the request of the Company, promptly transfer to the Company or any successor auction agent any funds deposited by the Company with the Auction Agent (whether in its capacity as Auction Agent or Paying Agent) pursuant to this Agreement which have not previously been distributed by the Auction Agent in accordance with this Agreement.

      7.2   Communications.

            Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party addressed to it at its address, or telecopy number set forth below:

If to the Company,                  The Blackstone Insured Municipal
addressed :                         Term Trust Inc.
                                    345 Park Avenue, 31st Floor
                                    New York, NY 10154
                                    Attention: Treasurer
                                    Telephone No.: (212) 935-2626
                                    Telecopier No.: (212) 935-1370

If to the Auction                   Bankers Trust Company
Agent, addressed                    4 Albany Street
                                    New York, NY 10006
                                    Attention: Auction Rate Securities
                                    Telephone No.: (212) 250-6850
                                    Telecopier No.: (212) 250-6215

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Company by a Company Officer and on behalf of the Auction Agent by an Authorized Officer.

      7.3   Entire Agreement.

            This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Auction Agent.

      7.4   Benefits.

            Nothing herein, express or implied, shall give to any Person, other than the Company, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

      7.5   Amendment; Waiver.

                  (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Company shall notify the Auction Agent of any change in the Articles Supplementary prior to the effective date of any such change.

                  (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

      7.6   Successor and Assigns.

            This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Company and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be unreasonably withheld.

      7.7   Severability.

            If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

      7.8   Execution in Counterparts.

            This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      7.9   Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                            THE BLACKSTONE INSURED
                                              MUNICIPAL TERM TRUST INC.

                                            By: /s/ Ralph L. Schlosstein*
                                               -------------------------
                                               Ralph L. Schlosstein,
                                                 President




                                            BANKERS TRUST COMPANY

                                            By: /s/ Paul N. Sheridan,
                                                ------------------------
                                                Paul N. Sheridan,
                                                  Assistant Treasurer

                                            * signed pursuant to
                                              Power of Attorney



                             POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below in such person's capacity as an officer and/or director of The Blackstone Investment Quality Trust Inc. (the "Trust") constitutes and appoints Henry Gabbay his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any all documents in connection with the organization, offering and sale of the Trust's shares of common stock, including, without limitation, all documents necessary or appropriate (i) to qualify the Trust to do business in New York; (ii) to give notice to the Commodities Futures Trading Commission; (iii) to obtain a Federal Employer Identification Number; (iv) to effect listing of the Trust's shares of common stock on the New York Stock Exchange; (v) to provide the Trust's counsel with support for legal opinions; (vi) to amend the Trust's Charter; (vii) to execute Unanimous Consents of the Trust's Board of Directors or Executive Committee in Lieu of a Meeting; and (viii) to effect the closings; granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof. This Power of Attorney does not grant to said attorney-in-fact and agent the power or authority to sign the Trust's Registration Statement or any amendments thereto.

            This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature                        Title                   Notarized

/s/ Laurence D. Fink             Director
-------------------------
Laurence D. Fink


/s/ Ralph L. Schlossstein        Director,
-------------------------        President
Ralph L. Schlosstein


-------------------------        Secretary
Barbara G. Novick